UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 25, 2017

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as "we" or "AT&T." We are a holding company whose subsidiaries and affiliates operate in the communications and digital entertainment services industry. Our subsidiaries and affiliates provide services and equipment that deliver voice, video and broadband services both domestically and internationally.

Overview
We announced on July 25, 2017, that second-quarter 2017 net income attributable to AT&T totaled $3.9 billion, or $0.63 per diluted share, compared to $3.4 billion, or $0.55 per diluted share in the second quarter of 2016. Second-quarter 2017 revenues were $39.8 billion, down 1.7 percent from second-quarter 2016. Second quarter revenues reflect continued declines in our legacy voice and data services and pressure in wireless service revenues from the adoption of unlimited plans. These declines were partially offset by growth in video, fixed strategic service and high-speed internet revenues. Compared with results for the second quarter of 2016, operating expenses were $32.5 billion, down 4.3 percent; operating income was $7.3 billion, up 11.6 percent; and AT&T's operating income margin was 18.4 percent, compared to 16.2 percent. Second-quarter 2017 cash from operating activities was $8.9 billion, down from $10.3 billion in 2016, due to higher cash payments for legal and other settlements, and the timing of working capital payments.

Many of our products, including AT&T Mobility and AT&T U-verse® (U-verse), are offered to subscribers in multiple segments. Accordingly, to aid in understanding subscriber trends, we are presenting an overall discussion of these customer metrics. We reported a net gain of 2.8 million North American wireless subscribers in the second quarter of 2017, of which 2.3 million were domestic. At June 30, 2017, our North American wireless customer base was approximately 149.6 million compared to 141.8 million in the prior year, and our domestic wireless subscribers totaled 136.5 million compared to 131.8 million. During the second quarter, net adds were as follows:
•	North American results were as follows:
o	Branded net adds (combined postpaid and prepaid) were 888,000, of which 394,000 were domestic.
o	Prepaid subscriber net adds were 669,000, of which 267,000 were domestic.
o	Postpaid subscriber net adds were 219,000, with 127,000 in our domestic wireless business.
o	Total domestic postpaid tablet and computing device net adds were 156,000.
o	Reseller had a net loss of 386,000, with 368,000 in the U.S.
•	Connected devices were 2.3 million; 1.5 million of which were attributable to connected cars.

We no longer offer subsidized device purchases for the majority of our U.S. customers, instead allowing subscribers to purchase devices on installment (AT&T Next) or to bring their own device (BYOD). During 2016, we introduced an integrated offer that allows for unlimited wireless data when combined with our video services and, in the first quarter of 2017, we expanded our unlimited wireless data plans to make them available to customers that do not subscribe to our video services. At June 30, 2017, Mobile Share and unlimited plans represented more than 86 percent of our domestic wireless postpaid smartphone base.

Sales under our equipment installment programs, including AT&T Next, represented nearly 83 percent of all postpaid smartphone gross adds and upgrades, consistent with the second quarter of 2016. During the second quarter of 2017, we sold 3.6 million smartphones under our AT&T Next program and had BYOD gross adds of 421,000. At June 30, 2017, about 53 percent of the postpaid smartphone base was on AT&T Next compared to approximately 50 percent at June 30, 2016.

At June 30, 2017, we had 38.8 million video subscribers (including 491,000 DIRECTV NOW) compared with 37.8 million at June 30, 2016. Including the impact of gains from our over-the-top video service, DIRECTV NOW, total video subscribers decreased by 255,000 in the second quarter of 2017, of which 199,000 were in the U.S.

Our total broadband connections were 15.7 million at June 30, 2017, and 15.6 million at June 30, 2016. During the second quarter, we added 124,000 IP broadband subscribers, for a total of 14.2 million at June 30, 2017. Total broadband subscribers decreased 9,000 in the quarter.

At June 30, 2017, our total switched access lines were 12.8 million compared with 15.3 million at June 30, 2016. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access lines total) decreased by 5,000 in the quarter and totaled 5.9 million at June 30, 2017, compared to 5.6 million at June 30, 2016.

Segment Summary
Business Solutions
Revenues from our Business Solutions (Business) segment for the second quarter of 2017 were $17.1 billion, down 2.7 percent versus the year-ago quarter driven by continued declines in our legacy services and fewer wireless equipment upgrades, partially offset by growth in strategic business. Second-quarter 2017 Business operating expenses totaled $12.6 billion, down 5.5 percent versus the second quarter of 2016 largely due to lower sales volumes, employee-related costs and depreciation expense. The Business operating margin was 26.1 percent, compared to 23.9 percent in the year-earlier quarter with growth in IP revenues and increased operational efficiencies more than offsetting declines in higher-margin legacy services.

We had approximately 84.8 million business wireless subscribers at June 30, 2017 compared to 77.5 million at June 30, 2016. During the second quarter of 2017, business wireless net adds for connected devices were 2.2 million and postpaid net adds were 36,000. Postpaid business wireless subscriber churn was 0.97 percent, compared to 0.91 percent in the year-ago quarter.

During the second quarter of 2017, we added 12,000 high-speed internet business subscribers, bringing total business IP broadband to 992,000 subscribers. Total business broadband had a loss of 17,000 subscribers in the quarter.

Entertainment Group
Our Entertainment Group (Entertainment) segment includes the results of the U.S. satellite-based DIRECTV operations as well as broadband and wired voice services to domestic residential customers. Entertainment revenues for the second quarter of 2017 were $12.7 billion, down 0.2 percent versus the year-ago quarter due to continued declines in legacy voice and data products partially offset by growth in video and IP broadband revenues. Second-quarter 2017 Entertainment operating expenses totaled $11.0 billion, down 0.4 percent versus the second quarter of 2016. The decrease was largely driven by cost synergies that were partially offset by annual content cost increases. The Entertainment operating margin was 13.1 percent, compared to 13.0 percent in the year-earlier quarter with video and IP revenue growth and increased operational cost efficiencies offsetting programming content cost pressure and declines in legacy services.

At June 30, 2017, Entertainment had approximately 50.2 million revenue connections, compared to 51.3 million at June 30, 2016, which included:
•
Approximately 25.2 million video connections (including 491,000 DIRECTV NOW) at June 30, 2017, compared to 25.3 million at June 30, 2016. During the second quarter of 2017, including the impact of gains from DIRECTV NOW, total video subscribers were down 199,000. At June 30, 2017, about 83 percent of video subscribers are on the satellite platform.

•
Approximately 14.3 million broadband connections at June 30, 2017, compared to 14.2 million at June 30. During the second quarter, we added 112,000 IP broadband subscribers, for a total of 13.2 million at June 30, 2017. Total broadband subscribers increased 8,000 in the quarter.

•	Approximately 10.7 million wired voice connections at June 30, 2017 compared to 11.8 million at June 30, 2016. Voice connections include switched access lines and VoIP connections.

Consumer Mobility
Revenues from our Consumer Mobility segment, which consist of consumer, wholesale and resale subscribers located in the U.S., for the second quarter of 2017 were $7.8 billion, down 4.8 percent versus the year-ago quarter, reflecting fewer phone sales and upgrades and a $496 million decline in postpaid service revenues due to migrations of customers to our Business segment. This decline was partially offset by an increase of $201 million in prepaid service revenues. Second-quarter 2017 Consumer Mobility operating expenses totaled $5.4 billion, down 3.9 percent versus the second quarter of 2016, reflecting increased operational efficiencies. The Consumer Mobility operating margin was 30.8 percent, compared to 31.4 percent in the year-earlier quarter due to service revenue pressure partially offset by lower volumes, fewer subsidized sales and cost efficiencies.

We had approximately 51.7 million Consumer Mobility subscribers at June 30, 2017 compared to 54.3 million at June 30, 2016. During the second quarter of 2017, we had branded net adds of 358,000 (prepaid net adds were 267,000 and consumer postpaid net adds were 91,000). Consumer reseller had a net loss of 363,000. Our business wireless offerings allow for individual subscribers to purchase wireless services through employer-sponsored plans for a reduced price. The migration of these subscribers to the Business segment negatively impacted Consumer postpaid subscriber and service revenues growth.

Total customer churn of Consumer Mobility subscribers was 2.15 percent versus 1.96 percent in the second quarter of 2016, including postpaid churn of 1.09 percent, compared to 1.09 percent in the year-ago quarter.

International
Our International segment consists of the DIRECTV Latin American video operations and Mexican wireless operations. Second-quarter 2017 operating revenues were $2.0 billion, up 10.8 percent versus the prior year. Video service revenues in Latin America were $1.4 billion, up 11.4 percent versus the prior year, and wireless revenues in Mexico were $665 million, up 9.7 percent when compared to the second quarter of 2016. Our DIRECTV Latin America revenues reflect pricing increases driven by macroeconomic conditions with mixed local currencies in our DIRECTV Latin America operations. Our Mexican wireless revenues reflect subscriber growth, partially offset by competitive and foreign exchange pressures. Operating expenses were $2.1 billion compared to $2.0 billion in the second quarter of 2016. The International operating margin was (2.8) percent, compared to (10.6) percent in the year-earlier quarter.

We had approximately 13.1 million International wireless subscribers at June 30, 2017 compared to 10.0 million at June 30, 2016. During the second quarter of 2017, we had branded net adds of 494,000 (prepaid net adds were 402,000 and postpaid net adds were 92,000).

We had approximately 13.6 million Latin America video connections at June 30, 2017 compared to 12.5 million at June 30, 2016. During the second quarter of 2017, we had video net losses of 56,000.

Supplemental Discussion
As a supplemental discussion of our operating results, for comparison purposes, we are providing a view of our combined AT&T Mobility operations (domestic only). A reconciliation of the non-GAAP numbers in this supplemental discussion is attached as an exhibit hereto.

AT&T Mobility revenues for the second quarter of 2017 were $17.5 billion, down 2.3 percent versus the second quarter of 2016, due to decreases in service and equipment revenues. Wireless service revenues were pressured from adoption of unlimited plans, partially offset by continued growth in branded smartphones. AT&T Mobility's operating income margin was 30.4 percent compared to 29.8 percent in the year-ago quarter reflecting continuing adoption of AT&T Next, fewer smartphone upgrades and continued efforts to drive operating costs out of the business.

For the quarter ended June 30, 2017, postpaid phone-only ARPU decreased 2.5 percent versus the year-earlier quarter and increased 0.4 percent sequentially. Postpaid phone-only ARPU plus AT&T Next decreased 1.3 percent versus the year earlier quarter and increased 0.3 percent sequentially.

Postpaid phone-only churn was 0.79 percent, compared to 0.84 percent in the second quarter of 2016. Postpaid churn was 1.01 percent, compared to 0.97 percent in the year-ago quarter. Total customer churn was 1.28 percent versus 1.35 percent in the second quarter of 2016.

Repurchases of our common stock under our previously announced share repurchase authorization by our Board of Directors totaled 7 million shares, or $279 million, during the second quarter of 2017. At June 30, 2017, about 388 million shares remain available under approved share repurchase authorizations.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.
99.2  Discussion and reconciliation of non-GAAP measures.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: July 25, 2017	By: /s/ Debra L. Dial Debra L. Dial Senior Vice President and Controller